UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-l2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 20, 2008, Tim Hortons Inc. (the “Company”) issued a press release containing financial information relating to its fourth quarter and year-end 2007 results and certain other information. The press release is attached hereto as Exhibit 99.1.

The Company also announced that the Board of Directors (the “Board”) has approved a Cdn.$0.09 quarterly dividend. The dividend is payable on March 17, 2008 to shareholders of record on March 3, 2008. This quarterly dividend is the first dividend declared at the increased rate approved by the Board for 2008. However, the declaration of all future dividends is subject to the Board’s discretion. The full text of the Company’s press release regarding its quarterly dividend is attached hereto as Exhibit 99.2

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2008, the Board appointed Ms. Moya Greene, age 53, as a director of the Company to fill the vacancy created by expiration of the term of Mr. J. Randolph Lewis in May, 2007. Ms. Greene will be included in the slate of directors for election at the Company’s annual meeting of shareholders in May, 2008, for a term expiring in 2011. Ms. Greene is the President and Chief Executive Officer of Canada Post Corporation, a position she has held since May, 2005 and sits on the Board of Directors of Canada Post Corporation and Purolator Courier Ltd., a subsidiary of Canada Post Corporation. From 2003 to 2004, Ms. Greene was Senior Vice President, Operational Effectiveness, of Bombardier Inc., a leading manufacturer of rail transportation equipment and aircraft. From 2000 to 2003, she was Senior Vice President, Chief Administrative Officer, Retail Products, at Canadian Imperial Bank of Commerce, a leading North American financial institution, and from 1996 to 2000, Managing Director, Infrastructure Finance and Public Private Partnership for TD Securities Inc., a leading Canadian financial services firm. She is a graduate of Osgoode Hall Law School.

The Board has not determined which committee or committees of the Board on which Ms. Greene will serve, but expects that it will do so at its regularly scheduled meeting in May, 2008. Ms. Greene will receive the same compensation as the Company’s other non-employee directors, as disclosed in the Company’s proxy statement.

The press release issued by the Company discussing these matters is attached hereto as Exhibit 99.1

On February 19, 2008, the Company announced that its current Chairman, Mr. Paul House, will continue with the Company as full-time Executive Chairman, but will resign as Chief Executive Officer (“CEO”). Mr. Donald Schroeder, the Company’s current Executive Vice President and General Counsel, will become the Company’s new CEO. Both of these appointments will be effective on March 1, 2008.

Mr. Schroeder has also been appointed as a member of the Board of Directors, effective immediately. Mr. Iacobucci will remain as the Company’s independent Lead Director, with the duties and responsibilities set forth in the Company’s Governance Guidelines. Mr. House intends to focus his efforts on the Company’s strategic direction and Board leadership. He will also continue to act as a liaison with key stakeholders, including the Company’s franchisees. As CEO, Mr. Schroeder will be responsible for the day-to-day oversight and responsibilities, strategic planning and implementation, and other business functions.

Mr. Schroeder, age 61, joined the Company in 1991 as Vice President of Human Resources and International Development. He was named Executive Vice President of Administration in 1995, responsible for Human Resources, Administration, Manufacturing, and Distribution. Upon the separation of the Company from Wendy’s International, Inc. on September 30, 2006, Mr. Schroeder also assumed the role of General Counsel, Secretary, and Chief Compliance Officer. Mr. Schroeder is also the President of the Tim Horton Children’s Foundation, a position he has held since 1991. Mr. Schroeder holds a Bachelor of Laws degree from the University of Western Ontario and a Master of Laws degree from Osgoode Hall Law School.

The Board does not expect that Mr. Schroeder will serve on any committees of the Board. As an employee of the Company, he will not receive any additional compensation for serving as a director.

The press release issued by the Company discussing these matters is attached hereto as Exhibit 99.3

In connection with the appointment of Mr. House, as Executive Chairman, and Mr. Schroeder, as CEO, the following actions with respect to their compensation for 2008 were taken by the Human Resource and Compensation Committee, with the approval of the Board, where appropriate:

1.	Effective March 1, 2008, Mr. House’s base salary will decrease to Cdn.$600,000 from his current base salary of Cdn.$625,000, and Mr. Schroeder’s base salary will increase to Cdn.$625,000 from his current base salary of Cdn.$330,000.

2.	The annual cash incentive payout amounts for 2008 under the Company’s Executive Annual Incentive Plan (“EAPP”), payable in February of 2009, for Messrs. House and Schroeder were determined, with target values of Cdn.$650,000 for Mr. House and Cdn.$700,000 for Mr. Schroeder.

The amounts payable under the EAPP are dependent upon the extent to which the Company achieves operating income, or EBIT, and net income objectives for 2008 that were established on February 19, 2008. The target payout amounts represent a decrease of Cdn.$295,000 from Mr. House’s 2007 award and an increase of Cdn.$202,000 from Mr. Schroeder’s 2007 award. The incentive payments to Messrs. House and Schroeder may exceed or fall below the target value set forth above depending upon the Company’s actual EBIT (75%) and net income (25%) performance against established payout curves. The same payout curves that were approved for 2006 and 2007 were also approved for 2008. Additional information regarding the EAPP and the applicable payout curves for EBIT and net income is set forth in the Company’s 2007 proxy statement and will also be discussed in the Company’s 2008 proxy statement to be filed in March, 2008.

3.	Previously, the value of long-term incentive compensation awards were established for performance-conditioned restricted stock units (“P+RSUs”) to be awarded in May, 2008 for all of the named executive officers, including Mr. House and Mr. Schroeder in their former roles. These approved values were set at one-half of the total 2007 values of long term incentive compensation and were conditioned upon the achievement of operating income, or EBIT, performance over 2007. On February 19, 2008, it was also determined that the other one-half of the long term incentive compensation for the named executive officers would be delivered via stock options with tandem stock appreciation rights (“options/SARs”), and that these awards will be granted to Messrs. House and Schroeder in May, 2008 in amounts reflecting their new roles. Both of the foregoing grants are to be made under the Company’s 2006 Stock Incentive Plan.

The dollar values of the P+RSUs and the options/SARs to be granted to Messrs. House and Schroeder in May of 2008, described above, are as follows:

	P+RSUs		Options/SARs
Mr. House	Cdn.$	704,670	Cdn.$	403,000
Mr. Schroeder	Cdn.$	206,541	Cdn.$	483,500

These amounts represent a decrease of Cdn.$301,670 in Mr. House’s long term incentive compensation from his 2007 compensation and an increase of Cdn.$276,959 in Mr. Schroeder’s long term compensation over his 2007 compensation.

Additionally, on February 19, 2008, the values of compensation for P+RSU awards that Messrs. House and Schroeder are eligible to receive in 2009, which will be dependent upon the Company’s achievement of its 2008 operating income, or EBIT, performance measure, were established. The target P+RSU value for Mr. House for this award was set at Cdn.$403,000, and the target value for Mr. Schroeder was set at Cdn.$483,500, with the anticipation that an equivalent value of options/SARs would be granted in 2009 as well. If the 2008 performance objective for the P+RSU award is met, this would result in total targeted long term incentive compensation of Cdn.$806,000 for Mr. House and Cdn.$967,000 for Mr. Schroeder both to be delivered in May of 2009. These rates fully reflect the new targets for long term compensation established for Mr. House and Mr. Schroeder in their new roles, and reflect a reduction of Cdn.$603,000 in targeted long term compensation for Mr. House, and an increase of Cdn.$554,000 for Mr. Schroeder, from their respective 2007 long term compensation targets. Provided, however, that the value of long-term incentive compensation from P+RSUs ultimately received by Messrs. House and Schroeder could be higher or lower than the targeted values described herein depending upon the Company’s 2008 EBIT performance, as measured against a payout curve established on February 19, 2008. Additional details regarding the P+RSU program and the P+RSU payout curve will be set forth in the Company’s 2008 proxy statement.

The Human Resource and Compensation Committee, with the approval of the Board, where appropriate, took the following actions with respect to the compensation for 2008 for the Company’s other named executive officers, other than Messrs. House and Schroeder (“NEOs”):

1.	Annual incentive payout amounts for 2008 were approved for the NEOs under the EAPP that were substantially similar to the payout amounts in 2007, less an amount to substantially offset a previously-approved increase of $30,000 in the NEOs’ base salaries. The amounts payable (in February 2009) under these awards are dependent upon the extent to which the Company achieves operating income, or EBIT, and net income performance objectives for 2008, which the Board established at its meeting on February 19, 2008. The payout amounts vary depending upon the Company’s established payout curves, for EBIT and net income, as described above.

2.	Also as mentioned above, the value of long term incentive compensation, in the form of P+RSUs to be granted to the NEOs in May 2008 under the Company’s 2006 Stock Incentive Plan, was previously approved. P+RSUs with a value of Cdn.$206,541 will be granted to each of the NEOs. Also approved were compensation amounts for options/SARs, with a value of Cdn. $206,541 for the NEOs, with the grant to occur in May of 2008 as well. The aggregate long term incentive award in 2008 for the NEOs will have the same grant date value as the long term incentive awards of restricted stock units granted to the NEOs in 2007. The Board also established dollar values, identical to those for 2008, for the target P+RSU awards that the NEOs are eligible to receive in 2009, which will be dependent upon the Company’s achievement of its 2008 operating income, or EBIT, performance measure. As mentioned above for Messrs. House and Schroeder, the value of compensation earned (and number of P+RSUs ultimately awarded) could be higher or lower than the target value of compensation depending upon the Company’s performance against the established P+RSU payout curve.

The actual number of P+RSUs to be granted and the exercise price of the options/SARs to be granted to Messrs. House and Schroeder and the NEOs will be determined by dividing the dollar value of the award by the average of the high and low prices of the Company’s common stock on the Toronto Stock Exchange (“TSX”) on the May, 2008 grant date. The number of options/SARs awarded will be determined based on a formula to be approved by the Human Resource and Compensation Committee prior to the grant date. The P+RSUs will vest three years from the grant date, and the options/SARs will vest ratably over three years from the grant date and will have seven-year terms.

A May grant date for the Company’s equity awards will be used to maintain consistency with the timing of the annual equity award grant made in May 2007. The Company also intends to continue its prior practice of granting the awards three business days after the issuance by the Company of the earnings release for the respective prior quarter.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated February 20, 2008 regarding the release of quarterly financial results and other information.

Exhibit 99.2	Press release issued by the Company dated February 20, 2008 announcing $0.09 quarterly dividend.

Exhibit 99.3	Press release issued by the Company dated February 19, 2008 regarding the new roles for Mr. House and Mr. Schroeder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: February 20, 2008	By:	/s/ Jill E. Aebker
Jill E. Aebker, Associate General
Counsel and Assistant Secretary